AGREEMENT OF SALE

This Agreement is entered into this 30th day of July, 1997 by and between Applied Cellular Technology, Inc. ("ACT"), a Missouri corporation, acting by and through its subsidiary, ACT Communications, Inc., a Delaware corporation ("Buyer"), James M. Shaver and Herman J. Valdez (hereinafter referred to as "Sellers") and Advanced Telecommunications, Inc., an Illinois corporation ("Acquiree").

WHEREAS, James M. Shaver owns seven hundred (700) shares, $.-0- par value and Herman J. Valdez owns three hundred (300) shares, $.-0- par value (the "Acquiree Shares"), of the issued and outstanding common stock of Acquiree (representing one hundred percent (100%) of the currently issued and outstanding common stock of Acquiree);

WHEREAS, Sellers desire to sell and Buyer desires to acquire eighty percent (80%) of the Acquiree's shares (the "Sale Shares"), such that said acquisition qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1.       Purchase and Sale of Acquiree Shares

         1.1 Sellers shall sell to Buyer and Buyer shall purchase from Sellers the Sale Shares at a closing of such sale (the "Closing") to be held at the place and on the date hereinafter provided (the "Closing Date").

         1.2 The purchase price (the "Price") for the Sale Shares shall be the amount of shares of restricted common stock of ACT, Buyer's parent corporation, with demand registration rights, such shares having a value of six million four hundred thousand dollars ($6,400,000.00) (for eighty percent [80%] of the Acquiree's Shares) based upon the market value of ACT shares to be set forty-eight (48) hours prior to closing as reflected on the NASDAQ bid price published in "The Wall Street Journal" ("Valuation Date"), provided, however, if the acquisition of Acquiree is completed prior to July 31, 1997, the ceiling price for the ACT shares shall be no greater than four dollars ($4.00) per share.

                  a. At the Closing, Sellers shall receive 2,048,000 (two million forty-eight thousand) shares of restricted common stock of ACT, with demand registration rights as provided hereinafter in Section 9 of this Agreement, which has a value of six million four hundred thousand dollars ($6,400,000.00) as of the Valuation Date, allocated as follows:

          James M. Shaver     1,433,600    Seventy Percent (70%)
          Herman J. Valdez      614,400    Thirty Percent (30%)

                  b. At the Closing Date, ACT will deliver a certificate to each Seller representing the ACT Stock duly endorsed so as to make Sellers the sole holders thereof, free and clear of all claims and encumbrances. The ACT Stock is not registered under the Securities Act of 1933 as amended (the "Act"). The ACT Stock will be subject to a usual and appropriate stop transfer order on the books and records of Acquiree's transfer agent pertaining to securities not registered under the Act. The certificate for the ACT Stock delivered shall bear on its face the following restrictive legend:


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         "The shares represented by this certificate have not been registered under the Securities Act of 1933 and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act of 1933 or an opinion of counsel for the corporation that registration is not required under such Act".

2.       Put Option

         a. The Buyer hereby grants to Sellers a put option (the "Put") for the consideration of ten dollars ($10.00) to require the Buyer to purchase the remaining issued and outstanding Acquiree Shares (representing twenty percent (20%) of the currently outstanding common shares). The Sellers may Put back to Buyer, at any time after December 31, 2001, by providing notice to Buyer of such exercise. The Buyer shall hold an anti-dilutive position. Anti-dilutive shall mean in any future capitalization by the holder of eighty percent (80%) of the outstanding shares, the holder of the remaining twenty percent (20%) shall not suffer dilution in any form.

                  Within forty-five (45) days after Seller exercises the Put, Buyer shall purchase the remaining twenty percent (20%) of the Acquiree Shares for a purchase price equal to five (5) times the average earnings before income taxes, depreciation and amortization ("EBITDA") of the Acquiree for the calendar years 2000 and 2001 (the "Put Price"). EBITDA shall be determined on an accrual basis in accordance with generally accepted accounting principles. Notwithstanding the preceding sentence, the Put Price shall be no less than one million six hundred thousand dollars ($1,600,000.00) and no greater than five million ($5,000,000.00). The Put Price shall be payable to Sellers, at the election of Sellers, in their sole discretion, in cash and/or shares of restricted common stock (of ACT) which shall be subject to the registration rights set forth in Section 9 of this Agreement. Buyer shall use its best efforts to register such shares within a reasonable period of time after the exercise of the Put.

         b. After the Closing Date, Buyer shall operate Acquiree as a wholly-owned subsidiary and any earnings attributable to entities obtained through acquisitions made by Acquiree or by Buyer on behalf of or for the benefit of Acquiree after the Closing Date shall be used to calculate the EBITDA of Acquiree for purposes of calculating the Put Price. Intercompany charges or management fees (except reasonable charges for working capital infusions) shall not be factored into the calculation of EBITDA of Acquiree for purposes of calculating the Put Price.

3.       Representations of Sellers and Acquiree

         Each Seller hereby represents and warrants severally, to the extent of the facts known to Sellers and Acquiree, that, effective this date and the Closing Date, the representations listed below are true and correct.

         3.1 Sellers are the sole owners of one thousand (1,000) of the common shares issued and outstanding Shares of Acquiree; such Acquiree Shares are free from claims, liens or other encumbrances; and Sellers have the unqualified right to transfer and dispose of such shares.

         3.2 The Sale Shares constitute validly issued shares of Acquiree fully-paid and nonassessable.

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         3.3 Acquiree has previously furnished unaudited financial statements dated April 30, 1997 (see separate Disclosure Schedule). The financial statements are substantially correct and complete and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements present fairly the financial condition of Acquiree of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

         3.4 To the best of Sellers' knowledge, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Acquiree) pending or threatened against or affecting Acquiree, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of five thousand dollars ($5,000.00) in any one case, or ten thousand dollars ($10,000.00) in the aggregate, or which may result in any material adverse change aside from the monetary adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise, of Acquiree, except in each as listed and described in Schedule 3.4 annexed hereto. To the best of Sellers' knowledge, Acquiree is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.5 Acquiree has, to its best knowledge, complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware except as previously disclosed to Buyer (see Disclosure Schedule).

         3.6 All federal, state and local tax returns required to be filed by Acquiree have been duly filed. Acquiree also represents and warrants that it has paid any and all state sales taxes which may have been due in all previous years. Federal income tax returns of Acquiree have been submitted to the Internal Revenue Service ("IRS") for all past fiscal years through the calendar year ended in 1996 (see Disclosure Schedule). Acquiree agrees to file its federal and state income tax returns for the fiscal year of 1997 in a timely manner. Acquiree shall indemnify Buyer for any failure to file. All deficiencies by any taxing authority have either been paid or settled, or are in the process of being paid or settled. Acquiree has been notified by the State of Illinois that it may be subject to an adjustment as a result of the State's audit of the Acquiree's payment of state sales taxes. Such actions shall be fully disclosed by Acquiree to Buyer.

         3.7 Acquiree and Sellers agree that any and all tax deficiencies disclosed on the balance sheet will be paid or settled prior to Closing, except as provided hereinabove in Section 3.6.

         3.8 Since the date of the balance sheet, there has not occurred:

             a. any material and adverse change in the financial condition or operations of Acquiree;

             b. any damage, destruction or loss to or of any of the material assets or properties owned or leased by Acquiree;

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            c.   the creation or attachment of any lien against any of the
currently issued and distributed stock of Acquiree;

             d. any waiver, release, discharge, transfer or cancellation by Acquiree of any rights or claims of material value;

             e. any issuance by Acquiree of any securities (must include all debt or equity securities) or any merger or consolidation of Acquiree with any other person or any acquisition by Acquiree of the business of any other person;

             f. any incurrence, assumption or guarantee by Acquiree of any indebtedness or liability other than in the ordinary course of business;

             g. any declaration, setting aside or payment by Acquiree of any dividends on, or any other distribution with respect to, any capital stock of Acquiree or any repurchase, redemption or other acquisition of any capital stock of Acquiree; or

             h. (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Acquiree, except in the ordinary course of the business of Acquiree, (ii) any increase in the compensation payable or to become payable to any employee of Acquiree.

         3.9 Except as set forth in the documents listed, referred to in Exhibits hereto or the Disclosure Schedule, the execution and carrying out of this Agreement will not conflict with, or result in any breach of any of the terms, or create a charge or encumbrance upon any of the properties or assets, or outstanding stock of Acquiree pursuant to any corporate charter, bylaw, indenture, mortgage or lease to which Acquiree or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement will not violate any provision of law.

         3.10 To the best knowledge of both the Sellers and Acquiree, none of the written information and documents which have been or will be furnished by Acquiree or by any representatives of Acquiree to Buyer or any of the representatives of Buyer in connection with the transaction contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the best of its knowledge, Acquiree has disclosed to Buyer as the purchaser of the Sale Shares all material information relating to Acquiree and its activities as currently conducted.

         3.11 The representations and warranties made hereinabove in this
Section 3 will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         3.12 The Acquiree is authorized to issue fifty thousand (50,000) shares of common stock, $.-0- par value, of which one thousand (1,000) shares are issued and outstanding. Acquiree has one class of capital stock and all outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. There are not outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued shares to be issued to any person.

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

         3.13 Organization of Acquiree. Acquiree is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with all requisite power and authority to own its properties and to carry on its business as now conducted.

         3.14 Officers and Directors. The present officers and directors of Acquiree are as follows:

         Officers:        President                  James M. Shaver
                          Vice President             Herman J. Valdez
                          Secretary                  Patricia A. Shaver
                          Treasurer                  James M. Shaver

         Directors:       James M. Shaver
                          Herman J. Valdez
                          Patricia A. Shaver

         3.15 Other Agreements. Acquiree is a party to no material agreement (written or verbal) except (1) as disclosed in this Agreement, (2) orders of merchandise in normal quantities for use in Acquiree's business, and (3) as set forth in the separate Disclosure Schedule.

         3.16 Insurance Policies. Acquiree has delivered to Buyer true, correct and complete copies of all policies of fire, liability and other forms of insurance now in force with respect to Acquiree and its assets, as listed in the separate Disclosure Schedule. All premiums have been paid and all such policies are in effect and will remain in effect through the Closing Date. Acquiree shall amend such policies to add Buyer as an additional insured.

         3.17 Sellers are currently shareholders in a company, Benchmark Communications ("Benchmark"). Benchmark is a union-affiliated company which occasionally works as a subcontractor to Acquiree for certain cabling and telephone installation work.

                  Sellers do hereby agree to provide such subcontract work, unless otherwise agreed, on a "break-even" basis to Acquiree subsequent to the execution of this Agreement.

         3.18 Employees. All employees of Acquiree and their current rate of compensation are listed in the separate Disclosure Schedule. Acquiree is not a party to any union contract.

         3.19 Employee Benefit Plans. The employees of Acquiree may participate in certain employee benefits plans, including health insurance, dental insurance, short and long term disability plans and a 401k plan (see Disclosure Schedule).

4.       Representations of Buyer and ACT

         Buyer warrants and represents, to the extent of the facts known to Buyer, that, effective this date and the Closing Date, the representations listed below are true and correct.

         4.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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         4.2 The Board of Directors of Buyer and ACT have duly approved this
Agreement.

         4.3 ACT's restricted common shares deliverable pursuant to this Agreement shall be validly issued and outstanding, fully paid and nonassessable.

         4.4 The authorized capital stock of ACT consists of twenty million (20,000,000) shares of common stock, $.001 par value, ten million sixty-eight thousand six hundred twenty-two (10,068,622) of which have been validly issued and are outstanding and one million (1,000,000) shares of preferred stock, ten dollars ($10.00) par value, sixty one thousand (61,000) of which have been validly issued and outstanding.

         4.5 Annexed hereto as Exhibit 4.5 is the audited financial statements of ACT dated December 31, 1996. The financial statements in Exhibit 4.5 are substantially correct and complete and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements present fairly the financial condition of ACT as of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

         4.6 Other than the notification by the State of Illinois described in
Section 3.6, to the best of Buyer's knowledge, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Buyer) pending or threatened against or affecting Buyer or ACT at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of $5,000.00 in any one case of $10,000.00 in the aggregate, or which may result in any material adverse change aside from the monetary adverse judgment or liability, in the business, operations, properties or assets or in the condition, financial or otherwise, of Buyer. To the best of Buyer's knowledge, Buyer is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         4.7 Buyer has complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware.

         4.8 Other than the potential Illinois state sales tax adjustment described in Section 3.6, all federal, state and local tax returns required to be filed by Buyer have been duly filed. Federal income tax returns of Buyer have been submitted to the IRS for all past fiscal years through the fiscal year ended in 1995. All deficiencies proposed by any taxing authority have either been paid or settled or are included in the amounts for accrued taxes shown on the respective balance.

         4.9 Except as set forth in the documents listed, referred to in Exhibits hereto or the Disclosure Schedule, the execution and carrying out of this Agreement will not conflict with, or result in any breach of any of the terms, or create a charge or encumbrance upon any of the properties or assets, or outstanding stock of Buyer pursuant to any corporate charter, bylaw, indenture, mortgage or lease to which Buyer or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement will not violate any provision of law.

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         4.10 To the best of its knowledge, none of the written information and documents which have been or will be furnished by Buyer or any representatives of Buyer to Sellers or any of the representatives of Sellers in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made.

         4.11 The representations and warranties made hereinabove in this
Section 4 will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         4.12 Buyer is fully aware of the condition and prospects, financial and otherwise, of the Acquiree, having been supplied with such financial and other data relating to the Acquiree as Buyer considered necessary and advisable to enable it to form a decision concerning the purchase herein provided.

         4.13 Buyer is fully aware that the Sale Shares, when delivered, will not have been registered under the Act; that accordingly no sale, offer to sell or transfer of the Sale Shares shall be made unless a registration statement under the Act with respect to the Sale Shares is then in effect or an exemption from the registration requirements of the Act is then, in fact, applicable to the Sale Shares or, in the opinion of Acquiree's counsel, registration is not required.

         4.14 Buyer has been fully advised by the Sellers that the Sellers will sell the Sale Shares to Buyer without registration under the Act on the basis of the statutory exemption in Section 4(2) of the Act relating to transactions not involving a public offering and that Sellers' reliance upon the statutory exemption is based in large part upon Buyer's representations made in this Agreement.

         4.15 Buyer is acquiring the Sale Shares for investment for its own account and not with a view to resell or otherwise distribute the Sale Shares. In making the foregoing representations, Buyer understand that, in the view of the Securities and Exchange Commission, the statutory exemption under Section 4(2) would not be available if, notwithstanding Buyer's representations, it had in mind merely acquiring the Sale Shares for resale upon the occurrence or nonoccurrence of some predetermined event.

         4.16 Buyer has the full right, power and authority to purchase the Sale Shares in accordance with the terms of this Agreement and otherwise to consummate and close the transaction provided for in this Agreement in the manner and upon the terms herein specified.

         4.17 Buyer is acquiring the Sale Shares for the purpose of controlling Acquiree.

         4.18 Buyer represents that copies of all documents which have been filed by ACT with the Securities and Exchange Commission for the past one (1) year period have been or will be provided to Sellers and that all representations contained therein remain true and complete.

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5.       Closing Date

         The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be during July of 1997. At the Closing, Buyer will be provided with, and accept delivery of, the Sale Shares, and in connection therewith, will make payment of all sums due to Seller as provided in Section 9. Certain closing documents may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto. Notwithstanding the foregoing, for purposes of allocating the profits and/or losses of Acquiree, the effective date shall be deemed the 1st day of May, 1997.

6.       Conditions Precedent to the Obligations of Sellers

         All obligations of the Sellers under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

         6.1 The negotiation and execution of employment agreements with James M. Shaver, Herman J. Valdez, Richard J. Kehoe and James P. Keever, on terms and conditions agreeable to the parties thereto, providing for a base salary, benefits and mutually agreed incentive compensation based on performance measures. Said employment agreements are attached as Exhibit 10.1.

         6.2 The representations and warranties by Buyer contained in this Agreement or in any certificate or document delivered to Seller pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

         6.3 Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing including the payment of the Price in accordance with the terms hereof.

         6.4 Sellers shall have obtained the resignations of all present officers and directors of, and shall appoint such new officers and directors, of Acquiree as Buyer shall direct, subject, however, to the requirement that the resignations of such present officers and directors shall take effect, and such new officers and directors shall take office, only at such time following the Closing, as such taking of office shall be lawful and proper following compliance by Acquiree of all requirements therefor under the Securities Exchange Act of 1934.

         6.5 All instruments and documents delivered to Sellers pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Sellers.

7.       Conditions Precedent to the Obligations of Buyer

         All obligations of Buyer under this Agreement are subject to the fulfillment, prior to the, or at the Closing on, the Closing Date, of each of the following conditions:

         7.1 A financial review of Acquiree's books and records to confirm that two (2) years of unaudited financials can be obtained.

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         7.2 The representations and warranties by Sellers contained in this
Agreement or in any certificate or document delivered to Buyer pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

         7.3 Acquiree and Sellers shall have performed and complied with all other covenants, agreement and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

8.       Documents at Closing

         At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

         8.1 Sellers and Acquiree, as the case may be, will deliver, or cause to be delivered, to Buyer the following:

             a. stock certificates for the Sale Shares, duly endorsed in blank with appropriate signature guarantees;

             b. all records of Acquiree, including, without limitation, such books and records, charter documents and Illinois certificate of good standing, as may reasonably be available to Sellers and requested by Buyer;

             c. certified copy of a resolution by Acquiree's board of directors or executive committees thereof, thereunto duly authorized, authorizing this transaction;

             d. resignations of the present officers and directors of Acquiree to take effect;

             e. a copy of a reasonably current shareholder list of Acquiree certifying the number of shares outstanding;

             f. current financial statements as of June 30, 1997, in addition to those previously provided by Acquiree showing no assets or debts of any substance not otherwise disclosed, except for such sums as may be owed to Acquiree's transfer agent and certain nominal state taxes;

             g. such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

         8.2 Buyer will deliver or cause to be delivered to Seller such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

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9.       Registration Rights

         9.1 ACT, agrees that it will prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement ("Registration Statement") with respect to the restricted common stock ("Registrable Securities"). ACT shall use its best efforts to cause the Registration Statement to become effective within four (4) months after the Closing Date. During such period, and for an additional eight (8) month period, ACT shall guarantee a floor price for such Registrable Securities of four dollars ($4.00) per share. ACT will give prompt notice (in any event, within three [3] business days of the receipt of notice of any exercise of demand registration rights from any person) to the Sellers of its intention to effect such a registration and will include in such registration all the Registrable Securities with respect to which ACT receives a written request for inclusion, if such request is received within fifteen (15) days after receipt of ACT's notice. ACT shall prepare and file with the Commission such amendments and supplements to the Registration Statement, including post-effective amendments and the prospectus used in connection therewith, that may be necessary to keep such Registration Statement effective for a period of not less than nine (9) months and to comply with the provisions of the Securities Act of 1933, as amended, and the regulations promulgated pursuant thereto (the "Act").

             a. ACT shall use their best efforts to cause all securities registered pursuant to the Registration Statement to be listed on the NASDAQ National Market System.

             b. In the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in the Registration Statement, ACT will use their best efforts to promptly obtain the withdrawal of such order.

             c. ACT shall bear all costs, fees and expenses involved in the preparation and filing of the Registration Statement, including, without limitation, accounting and auditing fees and expenses, and expenses in connection with state qualifications, filing fees, legal counsel fees and expenses and printing expenses. Sellers, however, shall pay all applicable transfer taxes and brokerage commissions as a result of any sale by the Sellers.

             d. In the event that any of the Registrable Shares are sold by means of the Registration Statement, ACT agrees to indemnify and hold harmless the Sellers and their heirs, executors, representatives and assigns (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses, including, without limitation, reasonable legal fees (hereinafter referred to in the singular as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement of a material fact contained in the Registration Statement or any failure to state therein a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading to the extent that such claim is based upon, arises out of or results from information furnished to ACT in writing by Seller for use in connection with the Registration Statement. Also, in that connection, Sellers agree to defend and indemnify and hold harmless ACT, its officers and directors (ACT, its officers and directors and any such other persons being referred to collectively as "Indemnified Person") from and against any and all claims based upon, arising out of or resulting from any untrue statement of a material fact contained in the Registration Statement or any failure to state therein a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading to the extent that such claim is based upon, arises out of

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

or results from information furnished to ACT in writing by Sellers for use in connection with the Registration Statement. The indemnification set forth herein shall be in addition to any liability which ACT or Sellers, respectively, may otherwise have to the Indemnified Person.

             e. Within five (5) days after receiving written notice of any claim in respect of which an Indemnified Person may seek indemnification under subsection 9.1(d) above, such Indemnified Person shall submit notice thereof to ACT or Sellers, as the case may be (sometimes referred to as an "Indemnifying Person"). The failure of the Indemnified Person to so notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the Indemnifying Person to reduce such liability was adversely affected by such omission. The Indemnified Person and the Indemnifying Person shall cooperate with, and assist, one another in the defense of any claim and any action, suit or proceeding arising in connection therewith; provided, however, that the Indemnifying Person shall have the right to investigate and defend any claim and the Indemnified Person shall have the right to employ separate counsel and to participate in the defense of any claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Person. No settlement of any claim for indemnification under this Section shall be made without the consent of the Indemnifying Person.

         9.2 If the registration described in this Section 9 is an underwritten primary registration on behalf of ACT, and the managing underwriters advise ACT in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range that is acceptable to ACT, ACT will include in such registration (a) first, on a prorata basis, the securities ACT proposes to sell and the Registrable Securities requested to be included in such registration, and (b) second, other securities requested to be included in such registration.

         9.3 If the registration described in this Section 9 is an underwritten secondary registration on behalf of holders of ACT's securities, and the managing underwriters advise the company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, ACT will include in such registration (a) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, and (b) second, other securities requested to be included in such registration.

10.      Miscellaneous

         10.1 Prior to Closing, James M. Shaver, Herman J. Valdez, Richard J. Kehoe and James P. Keever shall enter into employment and non-compete agreements with Acquiree under the terms outlined in Exhibit 10.1.

         10.2 The respective representations of Sellers and Buyer contained herein or in any certificates delivered prior to or at Closing shall survive for a period of eighteen (18) months from the Closing Date, except as may be required by their terms.

         10.3 Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by

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

the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         10.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         10.5 Arbitration. Any and all disputes and differences between or among the parties with respect to the construction or performance of the terms of this Agreement which cannot be resolved amicably shall be resolved by arbitration before the American Arbitration Association in accordance with its rule then sitting in Delaware.

         10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or if sent by prepaid first class registered or certified mail, return receipt requested, fax or recognized courier then upon receipt thereof to the following addresses:

To Sellers:                James M. Shaver
                           1 S. 105 Normandy Woods Lane
                           Winfield, IL 60190

                           Herman J. Valdez
                           2 S. 244 Williams Road
                           Warrenville, IL 60555

with copies to:            Christine Tani, Esquire
                           402 East Roosevelt Road
                           Suite 206
                           Wheaton, IL 60187

To Acquiree:               James M. Shaver
                           Advanced Telecommunications, Inc.
                           1811 Centre Point Circle
                           Suite 111
                           Naperville, IL 60563

To Buyer:                  ACT Communications Corp.
                           P. O. Box 2067
                           Nixa, MO 65714

with copies to:            Merra, Kanakis, Creme & Mellor, P.C.
                           60 Main Street
                           Nashua, NH 03060

         10.7 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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

         10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

         10.10 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         10.11 Entire Agreement. This Agreement is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         10.12 Severability. If any part of this Agreement is deemed to be unenforceable the balance of this Agreement shall remain in full force and effect.

                       THE BALANCE OF THIS PAGE HAS BEEN
                            INTENTIONALLY LEFT BLANK


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


IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                      SELLERS:

                                      /s/ James M. Shaver
                                      ------------------------------------------
                                      James M. Shaver

                                      /s/ Herman J. Valdez
                                      ------------------------------------------
                                      Herman J. Valdez


                                      ACQUIREE:

                                      By: /s/ James M. Shaver
                                         ---------------------------------------
                                         James M. Shaver
                                         Its duly authorized President


                                      BUYER:

                                      ACT Communications, Inc.

                                      By: /s/ Garrett A. Sullivan
                                         ---------------------------------------
                                         Garrett A. Sullivan
                                         Its duly authorized President

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